SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 10, 2006

LITHIUM TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10446	13-3411148
(State or Other Jurisdiction of Incorporation or Organization )	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 940-6090

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) (c) (d) Effective October 10, 2006, Ralf Tolksdorf resigned as a director and the Corporate Secretary of Lithium Technology Corporation (the “Company”). Mr. Tolksdorf continues to serve as a Chief Financial Officer and Managing Director of GAIA Akkumulatorenwerke GmbH, the Company’s subsidiary.

Effective October 10, 2006, William Hackett who has served as the Executive Vice President, Chief Financial Officer and Treasurer of the Company since June 20, 2005, resigned from those positions. Mr. Hackett will continue as a director of the Company.

Effective October 11, 2006, the Company appointed Amir Elbaz as a director of the Company by the Company’s Board of Directors. Mr. Elbaz was also appointed the Chief Financial Officer and Treasurer of the Company effective October 12, 2006. Mr. Elbaz has been the Executive Vice President of Corporate Communications and Business Development for the Company since August 2006. Prior thereto, since October 2005, Mr. Elbaz has served as a consultant to the Company overseeing external and internal communications, public relations and marketing, as well as business ventures pursuant to a consulting agreement with the Company for $12,500 per month. He has extensive experience in sourcing, structuring and managing investments in public and private companies. Prior to joining the Company, Mr. Elbaz was executive director of Prime Capital and served, for several years, as Vice President of Corporate Finance at Cornell Capital Partners, LP. He held the role of analyst for several years with the Economic Department in the Procurement Mission of the Israeli Ministry of Defense in New York City, where he co-headed multi-million dollar negotiations with first tier technology companies and was in charge of the financial aspects of the day-to-day operations.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 16, 2006

LITHIUM TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ Andrew J. Manning
Andrew J. Manning
President and Chief Operating Officer

3